Comdisco, Inc. and Subsidiaries
Exhibit 11.00
COMPUTATION OF EARNINGS PER COMMON SHARE
(in millions except per share data)

                                                    Three Months               Six Months
                                                       ended                     ended
                                                      March 31,                 March 31,
                                                  2000       1999            2000      1999
                                                 ------  ---------        --------  --------
   Average shares outstanding--basic .........     151         151          152       152
   Effect of dilutive options (see note 1) ...      12          --           11        --
                                                  ----        ----         ----      ----
   Average shares outstanding--diluted .......     163         151          163       152
                                                  ====        ====         ====      ====
   Net earnings (loss) to  common stockholders    $ 43       $(56)         $ 84      $(18)
                                                  ====       =====         ====      ====
   Net earnings (loss) per common share:

              Basic ..........................    $.28      $(.37)         $.55     $(.12)
                                                  ====       =====         ====      =====
              Diluted (see note 1) ...........    $.26      $(.37)         $.52     $(.12)
                                                  ====       =====         ====      =====



Note 1: In accordance with Statement of Financial Accounting Standards No. 128, no potential common shares are included in the computation of any diluted per-share amount when a loss exists.

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